UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 30, 2012

Date of Report (Date of earliest event reported)

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Hartford Plaza, Hartford, Connecticut 06155

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (860) 547-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Material Agreements

The Hartford Financial Services Group, Inc. (the “Company”) and Allianz SE (together with certain of its affiliates, “Allianz”) have entered into a Warrant and Debentures Purchase Agreement, dated as of March 30, 2012 (the “Purchase Agreement”), providing for: (i) the right of the Company to repurchase all its outstanding 10% fixed-to-floating rate junior subordinated debentures due 2068 with a $1.75 billion aggregate principal amount held by Allianz (the “10% Debentures”) for $2.075 billion (plus a payment by the Company of unpaid interest on the 10% Debentures) and a payment by the Company of $50 million in connection with the conferral of certain rights relating to the 10% Debenture repurchase; and (ii) the repurchase of the outstanding Series B warrant and the outstanding Series C warrant (collectively, the “Warrants”) held by Allianz to purchase, subject to certain conditions, 69,351,806 shares of the Company’s common stock at a current exercise price of $25.23 per share, subject to certain anti-dilution adjustments, for $300 million.

The Company is proposing to finance the planned repurchase of the 10% Debentures through the issuance of senior notes and subordinated debt. The Company is repurchasing the Warrants through its $500 million equity repurchase program authorized on July 27, 2011 (the “Equity Repurchase Program”). The Company intends to complete repurchases up to the remaining authorization of approximately $106 million under the Equity Repurchase Program on a timely basis, taking into consideration market conditions and trading restrictions.

Under the Purchase Agreement, the Warrants are to be repurchased from Allianz on April 17, 2012. The 10% Debentures are also scheduled to be repurchased from Allianz on April 17, 2012, but at the option of the Company, such repurchase may be deferred to a later date selected by the Company. If the repurchase of the 10% Debentures is so deferred, the Company will also pay: (1) the unpaid interest on the 10% Debentures to the date of closing, and (2) additional interest in an amount that would accrue at the rate of 10% per annum on $325 million from April 17, 2012 to the date of closing. At any time after April 17, 2012, the Company may terminate its commitment to purchase the 10% Debentures, but must then pay the amount set forth in item (2) above through the termination date. After June 30, 2012, if the closing of the purchase of the 10% Debentures has not occurred, Allianz will be entitled to terminate its commitment to sell the 10% Debentures and will be paid the additional interest set forth in item (2) above through such termination date.

The Company’s plan to repurchase the 10% Debentures is contingent upon the termination of the replacement capital covenant, dated as of October 17, 2008 (the “10% Debentures RCC”), which limits the Company’s ability to repurchase the 10% Debentures and was entered into for the benefit of the holders of the Company’s outstanding 6.1% senior notes due 2041 (the “2041 Notes”), or such repurchase being otherwise permitted by the 10% Debentures RCC. The Company intends to solicit holders of the 2041 Notes for their consent to terminate the 10% Debentures RCC.

The 10% Debentures and the Warrants were issued to Allianz in private placement transactions pursuant to an investment agreement, dated October 17, 2008.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure

On April 2, 2012, the Company issued a press release announcing its entry into the Purchase Agreement. The information furnished in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section, and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

The Company confirms, as of the date of this Form 8-K, that there have been no material changes to the outlook for first quarter 2012 results provided on March 21, 2012 and also posted to the investor relations section of the Company’s website under “Events and Presentations.” Information contained on the Company’s website or that can be accessed through its website does not constitute a part of this Form 8-K.

Item 8.01	Other Events

The information set forth under Item 1.01 above is incorporated by reference into this Item 8.01. After giving effect to the repurchases, Allianz will hold approximately 5% of the Company’s outstanding common stock and no rights to acquire additional common stock.

The Company’s agreement with Allianz, along with its planned financing of the debenture repurchase through the issuance of senior notes and junior subordinated debt, are designed to provide the Company with additional financial flexibility and an improved capital structure. These transactions are expected to reduce the Company’s anticipated annual interest expense by replacing high interest coupon debt with lower coupon debt, based on the Company’s currently expected financing plans. In addition, the transactions are intended to result in a better balance between the Company’s senior and subordinated debt. As a result of the transactions under the Purchase Agreement, stockholders’ equity will be reduced, approximately, as follows: (i) additional paid-in capital will be reduced to reflect the repurchase of the Warrants for $300 million, to be recorded on March 30, 2012, the date of the Purchase Agreement; and (ii) retained earnings will be reduced to reflect (a) the after-tax premium associated with repurchasing the 10% Debentures at an amount greater than the face amount ($244 million), (b) the after-tax write-off of the unamortized discount of the 10% Debentures ($332 million) and (c) the after-tax write-off of unamortized debt issuance costs related to the 10% Debentures ($12 million), with each of these amounts to be recorded upon the closing of the proposed repurchase of the 10% Debentures.

In light of the Company’s April 2, 2012 announcement, the Company is updating its risk factors as follows: The Company may not realize all the benefits it anticipates will be derived from the announced plans to repurchase the 10% Debentures from Allianz through the financing of such repurchase with anticipated lower coupon debt. Should the Company elect or need to incur additional indebtedness not presently contemplated by the Company’s current financing plans, the benefits in terms of greater financial flexibility, improved capital structure (including a better balance between senior and subordinated debt), and reduced annual interest expense may not be achieved. As a general matter, the Company’s financing documents do not restrict the Company or its subsidiaries from incurring additional indebtedness. In addition, if for any reason the Company is unable to repurchase the 10% Debentures, such benefits would also not be realized, and if such proposed financings proceed and such Debentures are not repurchased, its long-term indebtedness would significantly increase following such financings.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Warrant and Debentures Purchase Agreement, dated as of March 30, 2012, between The Hartford Financial Services Group, Inc. and Allianz SE

99.1	Press Release of The Hartford Financial Services Group, Inc. dated April 2, 2012

The information set forth in this report does not constitute an offer to sell or solicitation of an offer to purchase with respect to any senior or subordinated debt or other securities or a solicitation of consents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HARTFORD FINANCIAL SERVICES GROUP, INC. (Registrant)

April 2, 2012	By:	/s/ David C. Robinson
		Name:	David C. Robinson
		Title:	Senior Vice President and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Warrant and Debentures Purchase Agreement, dated as of March 30, 2012, between The Hartford Financial Services Group, Inc. and Allianz SE

99.1	Press Release of The Hartford Financial Services Group, Inc. dated April 2, 2012